    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1997
                                                     REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                           THE TIMES MIRROR COMPANY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                         95-4481525
         (STATE OR OTHER JURISDICTION OF                           (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NUMBER)
               TIMES MIRROR SQUARE
             LOS ANGELES, CALIFORNIA                                    90053
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES OF REG-
                     ISTRANT)                                         (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER INCLUDING AREA CODE: (213) 237-3700

                                ---------------

                              E. THOMAS UNTERMAN
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                (213) 237-3700
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                       OF AGENT FOR SERVICE OF PROCESS)

                                   COPY TO:

                               WILLIAM A. NIESE
                      VICE PRESIDENT AND GENERAL COUNSEL
                           THE TIMES MIRROR COMPANY
                              TIMES MIRROR SQUARE
                         LOS ANGELES, CALIFORNIA 90053
                                (213) 237-3700

                                ---------------

  Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective registration statement from the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                           (The Facing Page is continued on the following page)

-------------------------------------------------------------------------------
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

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
                                                               PROPOSED
                                                 PROPOSED      MAXIMUM
                                     AMOUNT      MAXIMUM      AGGREGATE    AMOUNT OF
         TITLE OF SHARES             TO BE    OFFERING PRICE   OFFERING   REGISTRATION
        TO BE REGISTERED           REGISTERED  PER SHARE(1)    PRICE(1)       FEE
--------------------------------------------------------------------------------------
Series A Common Stock...........   2,263,788     $51.1875    $115,877,648   $35,115
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices reported on the consolidated reporting system for August 27, 1997.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1997

PROSPECTUS

                            THE TIMES MIRROR COMPANY
                             SERIES A COMMON STOCK

                                  -----------

  This Prospectus relates to 2,263,788 shares of Series A Common Stock, par value $1.00 per share ("Series A Common Stock") of The Times Mirror Company, a Delaware corporation (the "Company" or "Times Mirror") which may be offered for sale from time to time by the stockholders listed in the table of Selling Stockholders contained herein (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of the Series A Common Stock offered hereby.

  The Series A Common Stock is traded on the New York Stock Exchange (the "NYSE") and the Pacific Exchange. On August 28, 1997, the last reported sale price of the Series A Common Stock was $50 3/4 per share.

  The shares of Series A Common Stock may be offered for sale and sold by the Selling Stockholders from time to time in varying amounts at prices and on terms to be determined at the time of sale. To the extent required, the name(s) of the Selling Stockholder(s), the number of shares of Series A Common Stock to be sold, the purchase price, the public offering price, if applicable, the name of any agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation thereto with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus (each, a "Prospectus Supplement"). See "Plan of Distribution."

  Selling Stockholders and any broker-dealers or agents that participate with them in the distribution of any of the shares of Series A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discount or commission received by them and any profit on the resale of the shares of Series A Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS THE
    COMMISSION OR ANY STATE SECURITIES  COMMISSION PASSED UPON THE ACCURACY
      OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
       IS A CRIMINAL OFFENSE.

                                  -----------

                 The date of this Prospectus is August   , 1997

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Series A Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to the Company, reference is made to the Registration Statement.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made by the Company through the Commission's Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's world wide web site (http://www.sec.gov). Series A Common Stock of the Company is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange, and reports, proxy and information statements and other information concerning the Company can be inspected at such exchanges. On April 2, 1997, the Company redeemed all of its issued and outstanding Conversion Preferred Stock, Series B, par value $1.00 per share ("Series B Preferred Stock"), and the Company has requested that the Series B Preferred Stock be delisted from the NYSE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents heretofore filed by the Company with the Commission (File No. 1-13492) pursuant to the Exchange Act are incorporated by reference and shall be deemed a part hereof:

    (a) Times Mirror's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K");

    (b) Times Mirror's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

    (c) Times Mirror's Current Report on Form 8-K dated April 17, 1997 and Current Report on Form 8-K filed August 11, 1997; and

    (d) The descriptions of the Company's Series A Common Stock set forth under the caption "Description of Registrant's Securities to be Registered" in Times Mirror's Registration Statements on Form 8-A dated November 21, 1994 and December 22, 1994, respectively, together with any amendment or report filed with the Commission for the purpose of updating such descriptions.

  All other reports filed by Times Mirror pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities hereby are incorporated herein by reference and shall be deemed a part hereof when filed. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or the Registration Statement of which it is a part to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement of which it is a part. Subject to the foregoing, all information appearing in this Prospectus or the Registration Statement of which it is a part is qualified in its entirety by the information appearing in the documents incorporated by reference.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO CORPORATE SECRETARY, THE TIMES MIRROR COMPANY, TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA 90053, TELEPHONE (213) 237-3700.

                                  THE COMPANY

  Times Mirror is engaged principally in the newspaper publishing, professional information and magazine publishing businesses. Times Mirror publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, The (Stamford) Advocate, Greenwich Time and several smaller newspapers. Through its subsidiaries, the Company also provides professional information to the legal, aviation and health science and consumer health markets, publishes books, journals and magazines and also provides training information and services. Times Mirror was incorporated in the State of Delaware in June 1994 for the purpose of owning and operating these businesses after a reorganization of Times Mirror's predecessor which was completed in February 1995. Times Mirror's predecessor was incorporated in 1884 in the State of California and was reincorporated in the State of Delaware in 1986. All references herein to the Company and Times Mirror shall include Times Mirror's predecessor, Times Mirror's subsidiaries and Times Mirror, collectively, unless the context suggests otherwise.

  Times Mirror's principal executive offices are located at Times Mirror Square, Los Angeles, California 90053 and its telephone number is (213) 237-3700.

                                USE OF PROCEEDS

  The Company will receive no proceeds from any sales of shares of Series A Common Stock made from time to time hereunder. The Company has agreed to bear certain expenses in connection with the registration of the Series A Common Stock being offered and sold by the Selling Stockholders.

           PRICE RANGE OF SERIES A COMMON STOCK AND DIVIDEND POLICY

  The Company's Series A Common Stock is traded principally on the NYSE and is also listed on the Pacific Stock Exchange. The ranges for the closing prices of the Company's Series A Common Stock and the quarterly cash dividend declared and paid on all Common Stock in 1995, 1996 and 1997 are listed below.

                                                  SERIES A
                                                COMMON STOCK
                                                   PRICE       CASH DIVIDEND
                                              ---------------- --------------
                                               HIGH     LOW    DECLARED  PAID
                                              ------- -------- --------  ----
1995
  First Quarter(1)........................... $33 1/2 $17 1/4    $.06    $.27(2)
  Second Quarter.............................  24 3/4  17 5/8     .06     .06
  Third Quarter..............................  32 5/8  23 1/4     .06     .06
  Fourth Quarter.............................  35 1/4  28         .06     .06
1996
  First Quarter.............................. $40 1/8 $30 5/8    $.10    $.06
  Second Quarter.............................  46      36 3/4     .10     .10
  Third Quarter..............................  45 1/4  39 1/2      - (3)  .10
  Fourth Quarter.............................  56      43 1/2     .10     .10
1997
  First Quarter.............................. $59     $46 1/2    $.10    $.10
  Second Quarter.............................  58 7/8  52 7/8     .15     .15
  Third Quarter (through August 28, 1997)....  49 3/8  58 7/16    .15        (4)

--------
(1) On February 1, 1995, the Times Mirror common shareholders received distributions having a value at that date of $10.45 per Times Mirror common share. The trading prices indicated for the first month of 1995 have not been adjusted to reflect these distributions.

(2) Reflects the higher dividend policy of the Board of Directors in effect prior to February 1, 1995.

(3) During 1996, the Company began declaring and paying Common Stock dividends in the same quarter; previously, dividends were declared in the quarter prior to payment. As a result, in the third quarter of 1996, no dividends were declared in order to change to the new procedure.

(4) On July 10, 1997, the Board of Directors declared a quarterly cash dividend of 15 cents per share, payable on September 10, 1997 to shareholders of record on August 19, 1997.

  On October 10, 1994 as part of the settlement of certain shareholders' litigation, the Company agreed to pay an annual dividend to Series A and Series C common stockholders of no less than 24 cents per share, beginning in June 1995 and continuing for a period of three years, subject to the fiduciary duties of its Board of Directors. Thereafter, the payment of dividends on Common Stock will depend on future earnings, capital requirements, financial condition and other factors.

  The amounts and dates of quarterly dividends as may be declared by the Company will necessarily be dependent upon the Company's future earnings, its financial requirements, applicable laws and governmental regulations, capital requirements and other factors that the Board of Directors of the Company deems relevant. The Board of Directors regularly reviews the Company's dividend policy.

                         DESCRIPTION OF CAPITAL STOCK

  The Company is authorized to issue: (i) 500,000,000 shares of Series A Common Stock ("Series A Common Stock"), of which 63,903,643 shares were issued and outstanding at August 14, 1997; (ii) 100,000,000 shares of Series B Common Stock, par value $1.00 per share ("Series B Common Stock"), none of which is outstanding; (iii) 300,000,000 shares of Series C Common Stock, par value $1.00 per share ("Series C Common Stock"), of which 25,877,991 shares were issued and outstanding at August 14, 1997; and (iv) 33,000,000 shares of Preferred Stock, of which (a) 900,000 shares are designated Preferred Stock, Series A, par value $1.00 per share ("Series A Preferred Stock"), of which 88,519 were issued and outstanding at August 14, 1997, (b) 8,438,822 shares are designated Series B Preferred Stock, par value $1.00 per share ("Series B Preferred Stock"), none of which were issued and outstanding at August 14, 1997, (c) 380,972 shares are designated as Preferred Stock, Series C-1, par value $1.00 per share ("Series C-1 Preferred Stock"), all of which were issued and outstanding at August 14, 1997, and (d) 245,100 shares are designated as Preferred Stock, Series C-2, par value $1.00 per share ("Series C-2 Preferred Stock"), all of which were issued and outstanding at August 14, 1997. The Series C-1 Preferred Stock and Series C-2 Preferred Stock were first issued by the Company on August 8, 1997. The outstanding shares at August 14, 1997 exclude 735,049 shares of Series A Preferred Stock and 22,238,931 shares of Series A Common Stock which are reported as treasury stock for financial reporting purposes.

COMMON STOCK

 General

  The following description of the Series A Common Stock, Series B Common Stock and Series C Common Stock is summarized from, and qualified in its entirety by reference to, the Amended and Restated Certificate of Incorporation of the Company (the "Restated Certificate"), filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Series A Common Stock is listed on the NYSE and the Pacific Stock Exchange.

 Rights to Designate Series B Common Stock

  Pursuant to the Restated Certificate, the Board of Directors of the Company is entitled to designate certain rights, powers and preferences of a class of Series B Common Stock in addition to the outstanding Series A Common Stock and the Series C Common Stock, as discussed below. First, the Board may determine the exact number of votes per share of Series B Common Stock at not less than one-tenth ( 1/10) nor more than one (1). Second, the Board may also make other changes in the rights, powers and preferences of the Series B Common Stock, provided that in no such case may the rights, powers and preferences of any such series be greater than those described herein. Subject to the foregoing, it is anticipated that Series B Common Stock, if authorized by the Board of Directors, will be identical in all respects to the Series A Common Stock currently outstanding, except with respect to voting. Specifically, it is anticipated that each share of Series B Common Stock will be entitled to one-tenth ( 1/10) of a vote rather than one vote per share.

  The description herein of the rights, powers and preferences of the Series B Common Stock is subject to the discretionary authority of the Board as described above. The Board presently has no intention of issuing any shares of Series B Common Stock or of utilizing such authority to vary the terms of the Series B Common Stock from those described herein unless it determines that such change is necessary in light of legal developments or in order to comply with, or establish an exemption from, any applicable law, regulation or rule of any governmental authority, national securities exchange or national market system.

 Voting

  Except as set forth below, all actions submitted to a vote of the Company's stockholders will be voted on by holders of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series B Preferred Stock voting together as a single class. The affirmative vote of the holders of a majority of the outstanding shares of Series A Common Stock, Series B Common Stock and/or Series C Common Stock, voting separately as a class, is required (i) to approve any amendment to the Restated Certificate that would alter or change the powers, preferences or special rights of such series so as to affect it adversely and (ii) to approve such other matters as may require class votes under the General Corporation Law of the State of Delaware. The Series A Common Stock is entitled to 1 vote per share, and the Series C Common Stock is entitled to 10 votes per share.

 Dividends and Other Distributions (including Distributions upon Liquidation or Sale of the Company)

  Unless otherwise determined by the Board in the resolutions providing for the issuance of Series B Common Stock, each share of Series A Common Stock, Series B Common Stock and Series C Common Stock is equal in respect of dividends and other distributions in cash, stock or property (including distributions upon liquidation of the Company and consideration to be received upon a merger or consolidation of the Company or a sale of all or substantially all of the Company's assets), except that in the case of dividends or other distributions payable on the Series A Common Stock, Series B Common Stock or Series C Common Stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Series A Common Stock is to be distributed with respect to Series A Common Stock; only Series B Common Stock is to be distributed with respect to Series B Common Stock; and only Series C Common Stock is to be distributed with respect to Series C Common Stock. In no event will either Series A Common Stock, Series B Common Stock or Series C Common Stock be split, divided or combined unless each other class is proportionately split, divided or combined.

 Termination and Conversion of Series B and/or Series C Common Stock

  Either or both the Series B Common Stock and Series C Common Stock will automatically be converted into Series A Common Stock on a share-for-share basis (i) at any time the Board and the holders of a majority of the outstanding shares of the series approve the conversion of all of such series into Series A Common Stock, (ii) if, as a result of the existence of the series, the Series A Common Stock becomes excluded from trading on the NYSE, the American Stock Exchange and all other national securities exchanges and is also excluded from quotation on NASDAQ or any other national quotation system then in use, (iii) if the Board, in its sole discretion, elects to effect a conversion of such series in connection with its approval of any sale or lease of all or any substantial part of the Company's assets or any merger, consolidation, liquidation or dissolution of the Company, or (iv) if the Board, in its sole discretion, elects to effect a conversion of such series after a determination that there has been a material adverse change in the liquidity, marketability or market value of the outstanding Series A Common Stock, considered in the aggregate (a) due to the exclusion of the Series A Common Stock from trading on a national securities exchange or the exclusion of the Series A Common Stock from quotation on NASDAQ, or such other national quotation system then in use, or (b) due to requirements of federal or state law, in any such case, as a result of the existence of such series. To the extent that the Board has discretion, the decision whether or not to exercise its authority to effect a conversion of Series B Common Stock or Series C Common Stock would be made in light of all the existing facts and circumstances affecting the interests of the Company and its stockholders, including the effect such conversion could have on the Company's vulnerability to an unsolicited hostile takeover attempt and any of the other factors referred to herein.

  In the event of any such termination of Series B Common Stock or Series C Common Stock, certificates formerly representing outstanding shares of that series shall thereafter be deemed to represent a like number of shares of Series A Common Stock. If both Series B Common Stock and Series C Common Stock are terminated, all outstanding shares of Series A Common Stock shall again be denominated Common Stock and all certificates representing outstanding shares of Series A Common Stock shall thereafter be deemed to represent a like number of shares of Common Stock.

 Preemptive Rights

  None of the Series A Common Stock, the Series B Common Stock or the Series C Common Stock carries any preemptive right enabling a holder to subscribe for or receive shares of stock of the Company of any class or any other securities convertible into shares of stock of the Company. The Board will continue to possess the power to issue shares of authorized but unissued Series A Common Stock, Series B Common Stock, Series C Common Stock and Preferred Stock without further stockholder action.

PREFERRED STOCK

  The Restated Certificate provides that the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock, from time to time, in one or more series and to fix any voting powers, full or limited or none, and the descriptions, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. On
April 2, 1997, the Company redeemed all of its issued and outstanding Series B Preferred Stock, and no shares of Series B Preferred Stock are outstanding at the date hereof.

  The following description of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock is summarized from, and is qualified in its entirety by reference to, the Restated Certificate, the Certificate of Designation of the Series A Preferred Stock (the "Series A Certificate of Designation"), the Certificate of Designation of the Series C-1 Preferred Stock (the "Series C-1 Certificate of Designation") and the Certificate of Designation of the Series C-2 Preferred Stock ("the Series C-2 Certificate of Designation").

 Ranking

  The Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock rank prior to the Common Stock, and to all other classes and series of equity securities of the Company hereafter issued, other than any class or series of equity securities of the Company expressly designated as being on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Series A Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock, with respect to dividend rights and rights on liquidation, winding up or dissolution of the Company. The Common Stock and such other classes or series of equity securities of the Company not expressly designated as being on a parity with or senior to the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are referred to hereinafter as "Junior Stock." The rights of holders of shares of Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are subordinate to the rights of the Company's general creditors. The Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Restated Certificate and the Series A Certificate of Designation, the Series C-1 Certificate of Designation or the Series C-2 Certificate of Designation.

 Dividend Rights

  Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at an annual rate of 8%. Dividends on the Series A Preferred Stock are payable quarterly following each quarterly dividend period (a "Dividend Period") on March 10, June 10, September 10 and December 10 of each year. Commencing October 1, 1997, holders of Series C-1 Preferred Stock and Series C-2 Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company out of funds legally available therefor, cumulative cash dividends at an annual rate of 5.8%, which rate may increase commencing in 2001 to a maximum of 8.4% (based on the percentage increases, if any, in the dividends paid by the Company on its Common Stock). The dividends on the Series C-1 Preferred Stock and Series C-2 Preferred Stock for the initial Dividend Period ending September 30, 1997 will be $5.1 million. Dividends on the Series C-1 Preferred Stock and Series C-2 Preferred Stock are payable for each Dividend Period on March 10, June 10, September 10 and December 10 in each year with respect to the Dividend Period ending on the last day of such month, commencing
September 10, 1997.

  No dividends (other than in Common Stock or other Junior Stock) shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any Dividend Period unless full dividends on the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock for the prior Dividend Period shall have been paid or declared and set aside.

  The Company shall not declare or pay any dividend or other distribution (other than in Common Stock or other Junior Stock) with respect to any Junior Stock or Parity Stock, including Common Stock, or redeem or set apart funds for the purchase or redemption of any Junior Stock or Parity Stock through a sinking fund or otherwise, or purchase any shares of its Common Stock, unless and until the Company shall have declared and paid (or set apart) full cash dividends on the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock for the most recent Dividend Period.

  No dividend shall be paid or set aside for holders of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of each class or series of Senior Stock. Therefore, the Company's ability to pay dividends on the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock may be subject to prior and superior rights of holders of another class or series of equity securities of the Company. The Company does not currently have outstanding any class or series of Senior Stock.

 Liquidation Preference

  Holders of shares of Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock then outstanding are entitled to receive a liquidation preference of $500 per share, plus an amount per share equal to any dividends accrued but unpaid, without interest, in the event of any liquidation, dissolution or winding up of the Company whether voluntary or involuntary, out of or to the extent of the net assets of the Company legally available for such distribution, before any distributions are made with respect to any Common Stock or any other Junior Stock. If the net liquidation proceeds then available for distribution are insufficient to pay the liquidation preference of the Series A Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and any Parity Stock in full, such proceeds will be distributed on a pro rata basis to the Series A Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Parity Stock. Following payment in full of such liquidation preferences, the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock will not share in any additional net liquidation proceeds.

 Voting Rights of Preferred Stock

  The holders of shares of Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are not entitled to any voting rights, except as required by applicable law and as summarized below.

  So long as any shares of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are outstanding, Times Mirror will not, without the consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock voting separately as a class together with holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable (the "Voting Parity Stock"), (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock that would restrict the obligation of Times Mirror to pay dividends or perform any of its other obligations to the holders of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock; or (ii) subject to certain exceptions, authorize, enter into or permit to exist any covenant or agreement that would restrict the obligation of Times Mirror to pay dividends or perform any of its other obligations to the holders of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock. See "--Ranking" and "--Dividends Rights" above.

  So long as any shares of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock are outstanding, the holders of such Preferred Stock have the right, voting separately as a class together with holders of shares of any Voting Parity Stock, to vote on (i) the liquidation or dissolution of Times Mirror; (ii) any proposal to authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock ranking pari passu with, or prior to, the shares of the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock in powers, rights or preferences upon the liquidation, dissolution or winding up of the affairs of Times Mirror or as to dividends; and (iii) any proposal to amend by merger, amendment or otherwise (or otherwise alter or repeal) the Certificate of Incorporation if such amendment, alteration or repeal would increase or decrease the aggregate number of authorized shares of Series A Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock or any Voting Parity Stock so as to affect them adversely. An amendment that increases the number of authorized shares of any class or series of Preferred Stock or authorizes the creation or issuance of other classes or series of Preferred Stock, in each case ranking junior to the Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up shall not be considered to be such an adverse change.

  At any time that dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remain unpaid, holders of Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock will have the right, voting separately as a class, to elect two directors to the Board of Directors of Times Mirror (in addition to the then authorized number of directors) at the next annual, or at a special, meeting of stockholders. Upon payment of all dividend arrearages, holders of Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock will be divested of such voting rights until any future time when dividends in an amount equal to dividend payments for six Dividend Periods have accrued and remained unpaid. The terms of the special directors will thereupon terminate and the authorized number of directors will be reduced by two.

 Optional Conversion

  The Series A Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock may be converted into Series A Common Stock by Times Mirror or by the holders thereof after the latest to occur of (i) the date on which the assets of either Chandler Trust No. 1 or Chandler Trust No. 2 are distributed to the beneficiaries thereof or (ii) February 1, 2025 (such later date being the "Redeemability Date") at a conversion price measured by the average market value of Series A Common Stock during the 20 trading days prior to the notice of election to convert the Series A Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock, as the case may be. Notwithstanding the foregoing, the number of shares of Series A Common Stock into which the Series C-2 Preferred Stock can be converted is limited, as described in the Series C-2 Preferred Stock Certificate of Designation. It is not possible to identify the date on which the assets of Chandler Trust No. 1 or Chandler Trust No. 2 may be distributed to their respective beneficiaries as the assets of those trusts are to be distributed upon the death of the last of a list of specified persons. In lieu of such conversion into the Series A Common Stock, each of Chandler Trust No. 1 and Chandler Trust No. 2 may be entitled to elect to exchange shares of Series A Preferred Stock for shares of Series A Common Stock and Series C Common Stock, in the same proportion as its relative ownership of Series A Common Stock and Series C Common Stock immediately prior to such redemption; provided, however, that if the total votes represented by all shares of Common Stock owned by such holder immediately after such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately after such exchange) exceed the greater of (i) the total votes represented by all Common Stock of Times Mirror's predecessor ("Old Times Mirror Common Stock") owned by such holder as of June 5, 1994 (expressed as a percentage of the total voting power of Times Mirror's predecessor outstanding as of June 5, 1994) and (ii) the total votes represented by all Common Stock owned by such holder immediately prior to such exchange (expressed as a percentage of the total voting power of Times Mirror outstanding immediately prior to such exchange), then, with respect to all such excess votes, such holder has agreed that, to the extent any of such excess votes are voted, it will cause such excess votes to be cast on all matters proportionately on the same basis as the other votes cast at a meeting of stockholders of Times Mirror.

CERTAIN PROVISIONS IN THE RESTATED CERTIFICATE AND BYLAWS

  The Restated Certificate and Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by applicable law and contain various anti-takeover provisions intended to
(i) promote stability of the Company's stockholder base and (ii) render more difficult certain unsolicited or hostile attempts to take over the Company which could disrupt the Company, divert the attention of the Company's directors, officers and employees and adversely affect the independence and integrity of the Company's media operations. A summary of the principal anti-takeover provisions is set forth below.

 Classified Board of Directors, Removal of Directors and Related Matters

  Pursuant to the Restated Certificate, the Company's Board of Directors is divided into three classes, each class to consist as nearly as possible of one-third of the Directors. The term of office of each class of Directors expires three years from the year of election. The Restated Certificate also provides that Directors may be removed only for cause and only by a majority of the votes entitled to be cast by the holders of all shares of capital stock entitled to vote generally in the election of Directors (the "Voting Interests"). Additionally, if the proposal to remove a Director is made by or on behalf of a Related Person (as defined below), removal will also require the affirmative vote of a majority of the Voting Interests held by persons other than such Related Person. Thus, a third party seeking to gain control of the Board of Directors may be forced to wait until the expiration of the respective terms of incumbent Directors, unless there were cause and sufficient voting strength to remove a particular Director or Directors.

 Increased Stockholder Vote Required in Certain Business Combinations

  The Restated Certificate requires, subject to certain exceptions summarized below, that any Business Combination (as defined below), be approved by (i) an affirmative vote of the holders of not less than 80% of the Voting Interests (the "80% Voting Requirement") and (ii) the affirmative vote of the holders of a majority of the Disinterested Shares (as defined below). Business Combinations include generally the following: (i) mergers or reorganizations of the Company or its subsidiaries with or into a Related Person (as defined below) or of a Related Person with or into the Company or a subsidiary; (ii) reorganizations that would have the effect of increasing the voting power of a Related Person; (iii) certain acquisitions by the Company or any subsidiary of the Company of securities issued by or assets of a Related Person; and (iv) liquidations, sales or transfers to a Related Person of assets of the Company or one or more of its subsidiaries constituting a substantial part of the Company.

  A Business Combination does not need to satisfy the foregoing approval requirements if the Business Combination has been approved by a majority of the Directors who are unaffiliated with the Related Person and who were members of the Board of Directors before the Company was incorporated in the State of Delaware, or who became a member of the Board before the Related Person became a Related Person (the "Continuing Directors"). Business Combinations in which the stockholders of the Company are to receive cash, securities or other property in exchange for their shares of capital stock do not need to satisfy the 80% Voting Requirement if (i) the value of the consideration meets certain thresholds of fairness, as specified in the Restated Certificate, and (ii) the Business Combination is approved by the affirmative vote of the holders of a majority of the Disinterested Shares.

  As used in the Restated Certificate, a "Related Person" is a person or entity, or an affiliate or associate (as defined in Rule 12b-2 under the Exchange Act) of such person or entity, that beneficially owns, in the aggregate, five percent or more of the outstanding voting interests of the Company; provided, however, the term Related Person does not include (i) any person or entity that beneficially owned five percent or more of the common stock of the Company on the date upon which the Company was incorporated in the State of Delaware, or (ii) any employee benefit plan established to provide benefits for employees of the Company or its subsidiaries, any trust plan thereto, or any trustee or fiduciary when acting in such capacity with respect to any such plan or trust. The term "Disinterested Shares" means, as to any Related Person, shares of the Company's voting stock held by stockholders other than such Related Person.

 Restriction on a Stockholder's Power to Call Stockholders' Meetings and
   Elimination of Right to Act Without a Meeting

  The Restated Certificate provides that a special meeting of stockholders may be called only by the Board of Directors. Furthermore, if a proposal requiring stockholder approval is made by or on behalf of a Related Person or a Director affiliated with a Related Person, the affirmative vote of a majority of the Continuing Directors is also required to call a special meeting of stockholders. The principal effect of this provision is to prevent stockholders from forcing a special meeting to consider a proposal opposed by the Board of Directors.

  The Restated Certificate provides that any action taken by the stockholders of the Company must be effected at an annual or special meeting of stockholders and may not be taken by written consent.

 Procedures for Stockholder Nominations and Proposals

  The Restated Certificate provides that a stockholder must furnish written notice to the Secretary of the Company of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. In the event that less than 40 days public notice of a meeting date is given by the Company, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of notice of the meeting date. These procedures prohibit last-minute attempts by any stockholder to nominate a Director or present a business proposal at an annual stockholders meeting, even if such a nomination or proposal might be desired by a majority of the stockholders.

 Relevant Factors to be Considered by the Board of Directors

  The Restated Certificate provides that, in evaluating certain proposed business transactions and the best interests of the Company and its stockholders, the Board of Directors shall consider all relevant factors, including but not limited to freedom of the press, the independence and integrity of the Company's media operations, the social and economic effects of the transactions on stockholders, employees, customers, suppliers and other constituents of the Company and its subsidiaries, as well as the effects on the communities in which they operate.

  In providing the Board of Directors with a broader basis for determining the advisability of a proposed transaction, the Restated Certificate gives the Board authority to reject, among other transactions, a proposed acquisition of the Company notwithstanding the fact that the proposal may include favorable economic benefits for the Company's stockholders.

 Amendment of Certain Charter Provisions

  The Restated Certificate provides that any alteration, amendment, repeal or recission (any "Change") of the provisions contained in the Restated Certificate must be approved by a majority of the Directors then in office and by the affirmative vote of the holders of a majority of the Voting Interests, provided, however, that if the proposed Change relates to certain provisions specified in the Restated Certificate, then any such Change must also be approved either (a) by a majority of the authorized number of Directors and, if one or more Related Persons exist, by a majority of the Directors who are Continuing Directors with respect to all Related Persons, or (b) by the affirmative vote of the holders of not less than 80% of the Voting Interests and, if the Change is proposed by or on behalf of a Related Person or a Director affiliated with a Related Person, by affirmative vote of a majority of the Voting Interests represented by Disinterested Shares.

                             SELLING STOCKHOLDERS

  The following table sets forth, as of August 14, 1997 or a subsequent date if amended or supplemented, information furnished by certain Selling Stockholders, including, for each such Selling Stockholder: (a) the number of shares of Series A Common Stock each Selling Stockholder beneficially owned prior to this offering, (b) the percentage of the outstanding shares of Series A Common Stock represented by such shares as of such date, and (c) the number of shares of Series A Common Stock which may be offered pursuant to this Prospectus by each Selling Stockholder. The Shares of Series A Common Stock covered by this Prospectus were acquired by the Selling Stockholders in the transaction described in the Company's Current Report on Form 8-K filed
August 11, 1997. Except as otherwise disclosed herein, to the knowledge of the Company and based on certain representations made by the Selling Stockholder, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Stockholders may offer all or some portion of the Series A Common Stock covered by this Prospectus, no estimate can be given as to the amount of the Series A Common Stock that will be held by the Selling Stockholders upon termination of any such sales. In addition, the Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of Series A Common Stock since the date on which they provided the information regarding their Series A Common Stock in transactions exempt from the registration requirements of the Securities Act. The information contained in the following table may be amended or supplemented from time to time.

                                              SHARES OF SERIES A
                                                 COMMON STOCK
                                              BENEFICIALLY OWNED
                                                    AS OF
                                               AUGUST 14, 1997
                                             --------------------
                                                                   SHARES WHICH
                                                       PERCENTAGE MAY BE OFFERED
            SELLING STOCKHOLDER               NUMBER   OF SERIES      HEREBY
            -------------------              --------- ---------- --------------
Torrey Pacific Corporation.................  1,184,188   1.85%      1,131,896
Kathryn Kirkpatrick Matheau Trust U/T/A
 8/26/82...................................    138,002      *%        138,002
Nairn Kirkpatrick Trust U/T/A 8/26/82......    138,002      *%        138,002
Francesca Kirkpatrick Trust U/T/A 8/26/82..    138,002      *%        138,002
Wendy Kirkpatrick Branscum Trust U/T/A
 8/26/82...................................    138,002      *%        138,002
Harry Kirkpatrick Grandchildren's Irrevoca-
 ble Trust U/T/A 2/24/95...................    163,924      *%        163,924
Kirkpatrick Community Property Trust U/T/A
 9/11/96...................................    415,960      *%        415,960
                                                                    ---------
    Total..................................                         2,263,788

--------
* Less than 1%

                             PLAN OF DISTRIBUTION

  The Shares of Series A Common Stock may be offered for sale and sold by the several Selling Stockholders in one or more transactions, including block transactions, at a fixed price or prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices determined on a negotiated or competitive bid basis. Shares of Series A Common Stock may be sold by a Selling Stockholder directly, through agents designated from time to time or to or through broker-dealers designated from time to time, or by such other means as may be specified in the applicable Prospectus Supplement.

  Shares of Series A Common Stock may be sold through a broker-dealer acting as agent or broker for the Selling Stockholders or to a broker-dealer acting as principal. In the latter case, the broker-dealer may then resell such Shares of Series A Common Stock to the public at varying prices to be determined by such broker-dealer at the time of resale.

  The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of any of the Series A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discount or commission received by them and any profit on the resale of the Shares of Series A Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

  To the extent required, the number of Shares of Series A Common Stock to be sold, certain information relating to the Selling Stockholders, the purchase price, the public offering price, if applicable, the name of any underwriter, agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in an accompanying Prospectus Supplement.

                             CERTAIN LEGAL MATTERS

  The validity of the shares of Series A Common Stock covered by this Prospectus was passed upon for the Company by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of The Times Mirror Company appearing in The Times Mirror Company's Annual Report (Form 10-K) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH OTHER INFORMA-TION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER OR ANY OF THEIR RESPECTIVE AFFILIATES. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   3
Use of Proceeds............................................................   3
Price Range of Series A Common Stock and Dividend Policy...................   4
Description of Capital Stock...............................................   5
Selling Stockholders.......................................................  12
Plan of Distribution.......................................................  13
Certain Legal Matters......................................................  13
Experts....................................................................  13

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------



                      [LOGO OF THE TIMES MIRROR COMPANY]

                           THE TIMES MIRROR COMPANY

                               2,263,788 SHARES

                               ----------------

                                   SERIES A
                                 COMMON STOCK


                               ----------------

                                  PROSPECTUS

                               ----------------


                                AUGUST   , 1997


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

  The following are the estimated expenses of the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

      Registration fee................................................. $35,115
      Printing expenses................................................  15,000
      Legal fees and expenses..........................................  10,000
      Accounting fees and expenses.....................................   5,000
      Miscellaneous....................................................   5,000
                                                                        -------
          Total........................................................ $70,115
                                                                        =======

--------
* All amounts are estimated except the Commission's registration fee.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Amended and Restated Certificate of Incorporation of Times Mirror eliminates the liability of directors of Times Mirror to Times Mirror or its stockholders for breach of fiduciary duties as a director, except for liabilities related to breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and certain other liabilities.

  As permitted by Section 145 of the GCL, Article VII, Section 1 of the Bylaws of Times Mirror provides for the indemnification of its directors, officers, and employees against expenses actually and reasonably incurred in connection with certain stated proceedings and under certain stated conditions.

ITEM 16. EXHIBITS

 EXHIBIT NO.                            DESCRIPTION
 -----------                            -----------
     4.1     Restated Certificate of Incorporation of The Times Mirror
             Company.*
     4.2     Certificate of Amendment of Restated Certificate of Incorporation
             of The Times Mirror Company (formerly New TMC Inc.).*
     4.3     Bylaws of The Times Mirror Company.**
     4.4     Form of specimen certificate representing shares of Series A
             Common Stock.***
     5       Opinion of Gibson, Dunn & Crutcher LLP regarding the legality of securities being registered.
    10       Registration Rights Agreement between the Company, the Selling
             Stockholders and Chandler Trust No. 2, dated August 8, 1997.****
    23.1     Consent of Ernst & Young LLP, Independent Auditors.
    23.2     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5 to this Registration Statement).
    24       Power of Attorney (included on pages II-4, II-5 and II-6 of this
             Registration Statement).

--------
   * Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.
  ** Filed as an exhibit to the Registration Statement on Form S-3 (File No.
     33-62165) and incorporated herein by reference.
 *** Filed as an exhibit to the Registration Statement on form 8-A of the
     Registrant dated November 21, 1994 and incorporated herein by reference. **** Filed as an exhibit to the Current Report on Form 8-K of the Registrant filed August 11, 1997 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS. The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 and Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the Common Stock being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Sections 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

  (7) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 28, 1997.

                                          THE TIMES MIRROR COMPANY

                                                 /s/ Thomas Unterman
                                          By: _________________________________
                                                     Thomas Unterman
                                             Senior Vice President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark H. Willes, Thomas Unterman and William A. Niese, and each of them, as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments (including posteffective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their capacities and on the dates indicated.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ Mark H. Willes            Chairman of the Board,         August 28, 1997
____________________________________  President and Chief
           Mark H. Willes             Executive Officer
                                      (Principal Executive
                                      Officer)


       /s/ Thomas Unterman           Senior Vice President and      August 28, 1997
____________________________________  Chief Financial Officer
         Thomas Unterman              (Principal Financial and
                                      Accounting Officer)

  /s/ Richard T. Schlosberg iii      Executive Vice President and   August 28, 1997
____________________________________  Director
     Richard T. Schlosberg III

    /s/ C. Michael Armstrong         Director                       August 28, 1997
____________________________________
       C. Michael Armstrong

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
  /s/ Gwendolyn Garland Babcock                Director             August 28, 1997
____________________________________
     Gwendolyn Garland Babcock

       /s/ Donald R. Beall                     Director             August 28, 1997
____________________________________
          Donald R. Beall
                                               Director                    , 1997
____________________________________
           John E. Bryson
                                               Director                    , 1997
____________________________________
           Bruce Chandler

        /s/ Otis Chandler                      Director             August 28, 1997
____________________________________
           Otis Chandler

                                               Director                    , 1997
____________________________________
          Robert F. Erburu

                                               Director                    , 1997
____________________________________
        Clayton W. Frye, Jr.

                                               Director                    , 1997
____________________________________
          David Laventhol

                                               Director                    , 1997
____________________________________
     Dr. Alfred E. Osborne, Jr.

       /s/ Joan A. Payden                      Director             August 28, 1997
____________________________________
           Joan A. Payden

   /s/ William Stinehart, Jr.                  Director             August 28, 1997
____________________________________
       William Stinehart, Jr.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                                               Director                    , 1997
____________________________________
         Harold M. Williams

    /s/ Warren B. Williamson                   Director             August 28, 1997
____________________________________
        Warren B. Williamson

     /s/ Dr. Edward Zapanta                    Director             August 28, 1997
____________________________________
         Dr. Edward Zapanta

                                 EXHIBIT INDEX

                                                                   SEQUENTIALLY
                                                                     NUMBERED
 EXHIBIT NO.                     DESCRIPTION                           PAGE
 -----------                     -----------                       ------------
     4.1     Restated Certificate of Incorporation of The Times
              Mirror Company*...................................
     4.2     Certificate of Amendment of Restated Certificate of
              Incorporation of The Times Mirror Company
              (formerly New TMC Inc.)*..........................
     4.3     Bylaws of The Times Mirror Company**...............
     4.4     Form of specimen certificate representing shares of
              Series A Common Stock***..........................
     5       Opinion of Gibson, Dunn & Crutcher LLP regarding
              the legality of securities being registered.......
    10       Registration Rights Agreement between the Company,
              the Selling Stockholders and Chandler Trust No. 2
              dated August 8, 1997.****.........................
    23.1     Consent of Ernst & Young LLP, Independent Auditors.
    23.2     Consent of Gibson, Dunn & Crutcher LLP (included in
              Exhibit 5 to this
              Registration Statement)...........................
    24       Power of Attorney (included on pages II-4, II-5 and
              II-6 and of this
              Registration Statement)...........................

--------
   * Filed as an exhibit to the Registration Statement on Form S-4 of the Registrant (File No. 33-87482) and incorporated herein by reference.
  ** Filed as an exhibit to the Registration Statement Form S-3 of the
     Registrant (File No. 33-62165) and incorporated herein by reference.
 *** Filed as an exhibit to Registration Statement Form 8-A dated November 21,
     1994 and incorporated herein by reference.
**** Filed as an exhibit to the Current Report on Form 8-K filed August 11,
     1997 and incorporated herein by reference.